Exhibit 10.29

Tel: 770-933-7000
900 Circle 75 Parkway, Suite 1300	Fax: 770-933-7010
Atlanta, Georgia 30339	email: krug@krugint.com

PERSONAL AND CONFIDENTIAL

April 30, 2001

Mr. Mark J. Stockslager

Dear Mark:

Please accept this as a revised employment offer by KRUG International Corp. (the “Corporation” or “KRUG”) effective January 1, 2001. As Corporate Controller of KRUG you will earn a salary of $7,333.33 per month or $88,000 on an annualized basis. While employed by KRUG you will devote your full working time to your duties as assigned to you by the board of directors of KRUG and/or officers of the Corporation senior to you. Your salary will be re-evaluated at least annually to determine if any adjustments should be made. In addition to your base salary you will have a target incentive opportunity for the fiscal year ending in March 2002 of up to 40% (forty percent) of your base salary based on criteria determined by the Board of Directors (the “Board”) of KRUG.

You will also be eligible to continue to participate in the Corporation’s current and future stock option programs. The amount, terms and timing of all grants under such stock option programs will be discussed with you personally and are subject to the approval of the Board.

As an employee you will be able to participate in the Corporation’s medical, dental and disability programs. Effective March 1, 2001, the Corporation covers the cost of these benefits and will provide you supplemental term life insurance for you of two times your base salary. For each full year of employment, you will earn vacation leave equal to 20 (twenty) days, which may be carried over for up to one year in accordance with the Corporation’s vacation policy. You will also be eligible to participate in the Corporation’s 401-k Retirements Plans.

Mark J. Stockslager – Employment Letter

April 30, 2001

The Corporation reserves the right to terminate your employment at any time it is dissatisfied with your services or otherwise. You will be entitled to severance pay by continuance of your base salary for 9 (nine) months if you are terminated other than for Cause, as determined by the Board in its sole discretion, You will be entitled to 12 (twelve) months of base pay should KRUG be sold while you are employed (other than to management).

In consideration of the Company entering into this employment agreement, you agree to Non-Disclosure, No Denigration and Non-Competition undertakings with KRUG substantially as provided in the attached Exhibit A.

This Employment Letter replaces all prior employment offers and agreements. Your current seniority and years of service will not be affected.

KRUG INTERNATIONAL CORP.

By:	/s/ ROBERT M. THORNTON, JR.	Date: 4/30/01
Robert M. Thornton, Jr.
President and CEO

ACCEPTED:

/s/ MARK J. STOCKSLAGER	Date: 4/30/01
Mark J. Stockslager

Exhibit A

Non-Disclosure. Without KRUG’s prior express written consent, you will not, whether during or after employment with KRUG, in any manner whatsoever, except as necessary to fulfill any obligation to KRUG as an officer or employee, (i) furnish, disclose or make accessible to any person or entity, (ii) assist any person or entity in obtaining or learning, or (iii) use any confidential or proprietary information which is owned or held by KRUG in any form.

Upon termination of your employment with KRUG, you shall surrender any such tangible confidential or proprietary information, including all copies thereof, to KRUG immediately upon KRUG’s written request. You shall continue to adhere to all of your obligations hereunder and shall not thereafter make use of such confidential information for any purpose until such information ceases to be confidential or becomes part of the public domain through no fault of yours.

No Denigration. You will not at any time denigrate, ridicule or intentionally criticize the Corporation or any of its Subsidiaries or affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news, interviews, or the expression of personal view, opinions or judgments to the news media.

Non-Competition. So long as you shall be receiving payments pursuant to this Agreement, including severance payments, you shall not, directly or indirectly, as a principal or solely or jointly with others as a director, officer, agent, employee, consultant, or partner, stockholder or limited partner owning more than four percent (4%) of the stock of or equity interest in, or securities exercisable for or convertible into more than four percent (4%) of the stock of, or equity interest in, any corporation, limited partnership or other entity, without KRUG’s prior written consent (i) carry on or engage in any Competitive Operation; (ii) give advice to, or otherwise act on behalf of, a Competitive Operation; (iii) lend or allow your name or reputation to be used in or by a Competitive Operation; or (iv) carry on in any other manner a Competitive Operation. This covenant shall extend to each and every county in any state in the United States in which the business of KRUG has been carried on, as well as to those other areas of the world where KRUG’s business has been conducted. For purposes of this Agreement “Competitive Operation” shall mean any business operation or enterprise that engages in substantial and direct competition with any business operation actively conducted by KRUG or any of its subsidiaries or affiliates.